Exhibit 99.1

OCI RESOURCES LP

OCI RESOURCES LP ANNOUNCES SECOND QUARTER 2015 FINANCIAL RESULTS

Atlanta, Georgia August 5, 2015 -- OCI Resources LP (NYSE: OCIR) today reported its financial and operating results for the second quarter ended June 30, 2015.

Second Quarter 2015 Financial Highlights:

•	Net sales of $122.2 million increased 8.1% over the prior-year second quarter; year-to-date net sales of $242.6 million increased 5.8% over the prior-year.

•	Adjusted EBITDA of $31.4 million increased 11.3% over the prior-year second quarter; year-to-date Adjusted EBITDA of $64.4 million increased 14.2% over the prior-year.

•	Earnings per unit were $0.59 for the quarter, an increase of 15.7% over the prior-year second quarter of $0.51; year-to-date earnings per unit of $1.23 increased 19.4% over the prior-year of $1.03.

•	Quarterly distribution declared per unit of $0.5445 increased by 8.9% over the prior-year second quarter; and 2.4% over fourth quarter 2014.

•
Distributable cash flow of $12.1 million decreased 2.4% over the prior-year second quarter; year-to-date distributable cash flow of $25.6 million increased 0.4% over the prior-year. The distribution coverage ratio was 1.11 and 1.19 for the three and six months ended 2015; and 1.24 and 1.28 for the three and six months ended 2014.

2015 Outlook:

•	Our full year outlook related to volume sold, international pricing and capital expenditures remains unchanged.
(previously provided in conjunction with our first quarter 2015 and year end 2014 financial results)

Financial Highlights	Three Months Ended June 30,			Six Months Ended June 30,
($ in millions, except per unit amounts)	2015	2014	% Change	2015	2014	% Change

Soda ash volume produced (millions of short tons)	0.655	0.601	9.0%	1.3282	1.2495	6.3%
Soda ash volume sold (millions of short tons)	0.660	0.610	8.2%	1.3135	1.2647	3.9%
Net sales	$122.2	$113.0	8.1%	$242.6	$229.2	5.8%
Net income	$24.5	$21.1	16.1%	$51.0	$42.7	19.4%
Net income attributable to OCIR	$11.7	$10.3	13.6%	$24.5	$20.6	18.9%
Basic and Diluted Earnings per Unit	$0.59	$0.51	15.7%	$1.23	$1.03	19.4%
Adjusted EBITDA (1)	$31.4	$28.2	11.3%	$64.4	$56.4	14.2%
Adjusted EBITDA attributable to OCIR(1)	$15.4	$14.0	10.0%	$31.6	$27.9	13.3%
Distributable cash flow attributable to OCIR(1)	$12.1	$12.4	(2.4)%	$25.6	$25.5	0.4%
Distribution coverage ratio (1)	1.11	1.24	(10.5)%	1.19	1.28	(7.0)%
(1) See non-GAAP reconciliations

Kirk Milling, CEO, commented "We had the best 2nd quarter of production in our Green River site’s history.  Our investments to debottleneck led to production volumes increasing 9.0% versus last year’s second quarter.  Higher production volumes combine

d with rising international prices and lower energy costs drove adjusted EBITDA 14% higher year to date, despite continuing headwinds from a stronger US dollar that is negatively impacting our European margins. Our second quarter performance coupled with our outlook allowed us to increase our distribution for the fourth consecutive quarter as we continue executing on our distribution growth strategy."

SECOND QUARTER 2015 FINANCIAL AND OPERATING RESULTS
Three Months Ended June 30, 2015 compared to Three Months Ended June 30, 2014
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Three Months Ended June 30,		Percent Increase/(Decrease)
	2015	2014

Net sales ($ in millions):
Domestic	$49.8	$51.7	(3.7)%
International	72.4	61.3	18.1%
Total net sales	$122.2	$113.0	8.1%
Sales volumes (thousands of short tons):
Domestic	219.5	210.3	4.4%
International	440.9	399.2	10.4%
Total soda ash volume sold	660.4	609.5	8.4%
Average sales price (per short ton):
Domestic	$226.77	$245.83	(7.8)%
International	$164.25	$153.49	7.0%
Average	$185.03	$185.35	(0.2)%
Percent of net sales:
Domestic sales	40.8%	45.8%	(10.9)%
International sales	59.2%	54.2%	9.2%
Total percent of net sales	100.0%	100.0%
Net sales. Net sales increased by 8.1% to $122.2 million for the three months ended June 30, 2015 from $113.0 million for the three months ended June 30, 2014, driven by increases in both soda ash volumes sold of 8.4% and international average sales price of 7.0%. These positive results were partially offset by a decrease in domestic average sales price of 7.8% during the second quarter of 2015 over the second quarter of 2014, partially driven by a change in one of our large customer contracts to take delivery of product at our plant. Generally, we sell soda ash on a delivered basis, inclusive of freight, which is included both in net sales and cost of products sold.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense, increased by 6.7% to $91.4 million for the three months ended June 30, 2015 from $85.7 million for the three months ended June 30, 2014, due primarily to an increase in compensation and benefits due in part to higher pension costs, and an increase in sales volumes. These increases were moderately offset by a decrease in energy costs as a result of lower natural gas prices.

Six Months Ended June 30, 2015 compared to Six Months Ended June 30, 2014
The following table sets forth a summary of net sales, sales volumes and average sales price, and the percentage change between the periods.

	Six Months Ended June 30,		Percent Increase/(Decrease)
	2015	2014

Net sales ($ in millions):
Domestic	$98.4	$100.3	(1.9)%
International	144.2	128.9	11.9%
Total net sales	$242.6	$229.2	5.8%
Sales volumes (thousands of short tons):
Domestic	429.1	414.7	3.5%
International	884.4	850.0	4.0%
Total soda ash volume sold	1,313.5	1,264.7	3.9%
Average sales price (per short ton):
Domestic	$229.26	$241.91	(5.2)%
International	$163.11	$151.64	7.6%
Average	$184.72	$181.24	1.9%
Percent of net sales:
Domestic sales	40.6%	43.8%	(7.3)%
International sales	59.4%	56.2%	5.7%
Total percent of net sales	100.0%	100.0%
Net sales. Net sales increased by 5.8% to $242.6 million for the six months ended June 30, 2015 from $229.2 million for the six months ended June 30, 2014, driven by increases in both international average sales price of 7.6% and soda ash volumes sold of 3.9%. These positive results were partially offset by a decrease in domestic average sales price of 5.2% during the six months ended June 30, 2015 over the six months ended June 30, 2014, partially driven by a change in one of our large customer contracts to take delivery of product at our plant. Generally, we sell soda ash on a delivered basis, inclusive of freight, which is included both in net sales and cost of products sold.
Cost of products sold. Cost of products sold, including depreciation, depletion and amortization expense, increased by 2.5% to $179.4 million for the six months ended June 30, 2015 from $175.1 million for the six months ended June 30, 2014, due primarily to an increase in compensation and benefits due in part to higher pension costs, and an increase in sales volumes. These increases were partly offset by a decrease in energy costs as a result of lower natural gas prices.

CAPEX AND ORE TO ASH RATIO
The following table below summarizes our capital expenditures, on an accrual basis, and ore to ash ratio:

($ in millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Capital Expenditures
Maintenance	$5.8	$1.9	$9.4	$2.5
Expansion	4.9	3.6	6.3	4.4
Total	$10.7	$5.5	$15.7	$6.9

Operating and Other Data:
Ore to ash ratio (1)	1.50: 1.0	1.52: 1.0	1.50: 1.0	1.53: 1.0

(1) Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process.
The increase in capital expenditures during three and six months ended June 30, 2015 compared the three and six months ended June 30, 2014 is due to project timing.

CASH FLOWS AND QUARTERLY CASH DISTRIBUTION

Cash Flows

Cash provided by operating activities was $61.5 million during the six months ended June 30, 2015 compared to $49.2 million of cash generated during six months ended June 30, 2014, primarily driven by an increase of 19.4% in net income, and $2.2 million of cash flows used in working capital during the six months ended June 30, 2015 compared to $5.0 million of cash flows used in working capital during the prior-year second quarter.

Cash provided by operating activities during the six months ended June 30, 2015 were partially offset by cash used in investing activities due to the timing of capital expenditures and cash used in financing activities, during the year of $58.2 million as a result of distributions paid and repayment of long-term debt.

Quarterly Distribution
On July 17, 2015, the Partnership declared its second quarter 2015 quarterly distribution of $0.5445 per unit. This represents an increase of 1.2% and 8.9% over the distributions declared during the first quarter of 2015 and second quarter of 2014, respectively. The quarterly cash distribution is payable on August 14, 2015 to unitholders of record on July 31, 2015.

RELATED COMMUNICATIONS

OCI Resources LP will host a conference call tomorrow, August 6, 2015 at 8:30 a.m. ET. Participants can listen in by dialing 1-866-550-6980 (Domestic) or 1-804-977-2644 (International) and referencing confirmation 82106379. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A telephonic replay of the call will be available approximately two hours after the call's completion by calling 1-855-859-2056 or 404-537-3406 and referencing confirmation 82106379, and will remain available for the following seven days. This conference call will be webcast live and archived for replay on OCI Resources' website at www.ociresources.com.

ABOUT OCI RESOURCES LP

OCI Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of OCI Wyoming LLC, ("OCI Wyoming"), one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.

NATURE OF OPERATIONS

OCI Resources LP owns a controlling interest comprised of a 51% membership interest in OCI Wyoming LLC, ("OCI Wyoming"). Natural Resource Partners L.P. ("NRP") owns a non-controlling interest consisting of a 49% membership interest in OCI Wyoming.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, the Partnership's ability to meet its expected quarterly distributions, changes in the Partnership’s relationships with its customers, including American Natural Soda Ash Corporation ("ANSAC"), the demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facilities, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining, processing, and shipment of trona ore and soda ash, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unless required by law, the Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
OCI RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions, except per unit data)	2015	2014	2015	2014

Net sales	$122.2	$113.0	$242.6	$229.2
Operating costs and expenses:
Cost of products sold	85.6	79.9	168.0	163.9
Depreciation, depletion and amortization expense	5.8	5.8	11.4	11.2
Selling, general and administrative expenses	4.7	5.1	9.6	9.3
Total operating costs and expenses	96.1	90.8	189.0	184.4
Operating income	26.1	22.2	53.6	44.8
Other income/(expenses):
Interest expense, net	(1.1)	(1.3)	(2.0)	(2.5)
Other, net	(0.5)	0.2	(0.6)	0.4
Total other income/(expense), net	(1.6)	(1.1)	(2.6)	(2.1)
Net income	$24.5	$21.1	$51.0	$42.7
Net income attributable to non-controlling interest	12.8	10.8	26.5	22.1
Net income attributable to OCI Resources LP	$11.7	$10.3	$24.5	$20.6
Other comprehensive income/(loss):
Income/(loss) on derivative financial instruments	0.4	(0.4)	(1.6)	(0.6)
Comprehensive income	24.9	20.7	49.4	42.1
Comprehensive income attributable to non-controlling interest	13.0	10.6	25.7	21.8
Comprehensive income attributable to OCI Resources LP	$11.9	$10.1	$23.7	$20.3

Net income per limited partner unit:
Common - Public and OCI Holdings (basic and diluted)	$0.59	$0.51	$1.23	$1.03
Subordinated - OCI Holdings (basic and diluted)	$0.59	$0.51	$1.23	$1.03

Limited partner units outstanding:
Weighted average common units outstanding (basic and diluted)	9.8	9.8	9.8	9.8
Weighted average subordinated units outstanding (basic and diluted)	9.8	9.8	9.8	9.8

OCI RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
(In millions)	2015	2014

Cash flows from operating activities:
Net income	$51.0	$42.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	11.6	11.4
Equity-based compensation expense	0.4	0.1
Other non-cash items	0.7	—
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable, net	0.1	1.8
Accounts receivable - ANSAC	6.7	(3.1)
Due from affiliates, net	(1.1)	(1.0)
Inventory	(4.8)	(2.3)
Other current and other non-current assets	(0.5)	(0.7)
Increase/(decrease) in:
Accounts payable	1.5	(2.8)
Due to affiliates	(2.4)	6.7
Accrued expenses and other liabilities	(1.7)	(3.6)
Net cash provided by operating activities	61.5	49.2
Cash flows from investing activities:
Capital expenditures	(15.1)	(6.4)
Net cash used in investing activities	(15.1)	(6.4)
Cash flows from financing activities:
Repayments of long-term debt	(15.0)	—
Distributions to common unitholders	(10.5)	(10.5)
Distributions to general partner	(0.4)	(0.4)
Distributions to subordinated unitholders	(10.5)	(10.5)
Distributions to non-controlling interest	(21.8)	(21.9)
Net cash used in financing activities	(58.2)	(43.3)
Net increase/(decrease) in cash and cash equivalents	(11.8)	(0.5)
Cash and cash equivalents at beginning of period	31.0	46.9
Cash and cash equivalents at end of period	$19.2	$46.4

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States ("GAAP"). We also present the non-GAAP financial measures of:

•	Adjusted EBITDA;

•	Distributable cash flow; and

•	Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow per outstanding unit (as of the end of the period) to cash distributions payable per outstanding unit with respect to such period.

Adjusted EBITDA, distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of Adjusted EBITDA, distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as an alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
($ in millions, except per unit data)
Reconciliation of Adjusted EBITDA to net income:
Net income	$24.5	$21.1	$51.0	$42.7
Add backs:
Depreciation, depletion and amortization expense	5.8	5.8	11.4	11.2
Interest expense, net	1.1	1.3	2.0	2.5
Adjusted EBITDA	$31.4	$28.2	$64.4	$56.4
Less: Adjusted EBITDA attributable to non-controlling interest	16.0	14.2	32.8	28.5
Adjusted EBITDA attributable to OCI Resources LP	$15.4	$14.0	$31.6	$27.9

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to OCI Resources LP:
Adjusted EBITDA attributable to OCI Resources LP	$15.4	$14.0	$31.6	$27.9
Less: Cash interest expense, net attributable to OCIR	0.6	0.8	1.1	1.3
Maintenance capital expenditures attributable to OCIR(1)	2.7	0.8	4.9	1.1
Distributable cash flow attributable to OCI Resources LP	$12.1	$12.4	$25.6	$25.5

Cash distribution declared per unit	$0.5445	$0.5000	$1.0825	$1.0000

Total distributions to unitholders and general partner	$10.9	$10.0	$21.6	$20.0

Distribution coverage ratio	1.11	1.24	1.19	1.28

Reconciliation of Adjusted EBITDA to net cash from operating activities:
Net cash provided by operating activities	$26.8	$34.9	$61.5	$49.2
Add/(less):
Amortization of long-term loan financing	(0.1)	(0.2)	(0.2)	(0.2)
Equity-based compensation expense	(0.3)	(0.1)	(0.4)	(0.1)
Net change in working capital	4.4	(7.7)	2.2	5.0
Interest expense, net	1.1	1.3	2.0	2.5
Other non-cash items	(0.5)	—	(0.7)	—
Adjusted EBITDA	$31.4	$28.2	$64.4	$56.4
Less: Adjusted EBITDA attributable to non-controlling interest	16.0	14.2	32.8	28.5
Adjusted EBITDA attributable to OCI Resources LP	$15.4	$14.0	$31.6	$27.9
Less: Cash interest expense, net attributable to OCIR	0.6	0.8	1.1	1.3
Maintenance capital expenditures attributable to OCIR(1)	2.7	0.8	4.9	1.1
Distributable cash flow attributable to OCI Resources LP	$12.1	$12.4	$25.6	$25.5

(1)  The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference.  Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution.

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to GAAP financial measure of net income for the periods presented:

	Cumulative Four Quarters ended Q2-2015	Q2-2015	Q1-2015	Q4-2014	Q3-2014	Q2-2014
($ in millions, except per unit data)

Reconciliation of Adjusted EBITDA to net income:
Net income	$100.2	$24.5	$26.5	$27.6	$21.6	$21.1
Add backs:
Depreciation, depletion and amortization expense	22.6	5.8	5.6	5.9	5.3	5.8
Interest expense, net	4.7	1.1	0.9	1.3	1.4	1.3
Loss on disposal of assets, net	1.0	—	—	—	1.0	—
Adjusted EBITDA	$128.5	$31.4	$33.0	$34.8	$29.3	$28.2
Less: Adjusted EBITDA attributable to non-controlling interest	65.0	16.0	16.7	17.5	14.8	14.2
Adjusted EBITDA attributable to OCI Resources LP	$63.5	$15.4	$16.3	$17.3	$14.5	$14.0

Adjusted EBITDA attributable to OCI Resources LP	$63.5	$15.4	$16.3	$17.3	$14.5	$14.0
Less: Cash interest expense, net attributable to OCIR	$2.0	$0.6	$0.5	$0.3	$0.6	$0.8
Maintenance capital expenditures attributable to OCIR(1)	$8.2	$2.7	$2.2	$2.7	$0.6	$0.8
Distributable cash flow attributable to OCI Resources LP	$53.3	$12.1	$13.6	$14.3	$13.3	$12.4

Cash distribution declared per unit	$2.1390	$0.5445	$0.5380	$0.5315	$0.5250	$0.5000

Total distributions to unitholders and general partner	$42.7	$10.9	$10.7	$10.6	$10.5	$10.0

Distribution coverage ratio	1.25	1.11	1.27	1.35	1.27	1.24

(1)  The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference.  Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution.

Contacts:

OCI Resources LP

Investor Relations
Scott Humphrey, Director of Finance and Investor Relations
(770) 375-2387
SHumphrey@ocienterprises.com

Media
Amy McCool
(770) 375-2321
AMcCool@ocienterprises.com